DISTRIBUTORSHIP AGREEMENT

        THIS DISTRIBUTORSHIP AGREEMENT (“Agreement”) is made and entered into by and between ABBOTT LABORATORIES INC., a Delaware corporation with offices located at 100 Abbott Park Road, Abbott Park, Illinois 60064 (“Abbott”) and a wholly owned subsidiary of Abbott Laboratories, an Illinois corporation, and PSS WORLD MEDICAL, INC., a Florida corporation with offices located at 4345 Southpoint Boulevard, Jacksonville, Florida 32216 (“PSS”), and effective as of September 1, 2003 (“Effective Date”).

RECITALS

        WHEREAS, Abbott markets a broad line of diagnostic and other health care products manufactured by its parent company, Abbott Laboratories, throughout the world;

        WHEREAS, PSS is a physician supply company which distributes various diagnostic and other health care products to physicians in the United States;

        WHEREAS, Abbott desires to renew the appointment of PSS as an exclusive distributor (with certain exceptions) of certain Abbott diagnostic products in the United States under the terms and conditions stated below; and

        WHEREAS, PSS desires to accept such appointment from Abbott under the terms and conditions stated below;

        NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties agree as follows:

ARTICLE 1
DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth below:

    1.1        “Abbott Trademarks/Trade Names” shall mean the Abbott-owned trademarks and trade names used by Abbott, its Affiliates (as defined in Section 1.2) and authorized distributors with the Products (as defined in Section 1.8). A current list of such Abbott Trademarks/Trade Names is included within Exhibit 1.1 attached hereto and incorporated herein.

    1.2        “Affiliate” shall mean, with respect to a party, any other business entity which directly or indirectly controls, is controlled by, or is under common control with, such party. A business entity or party shall be regarded as in control of another business entity if it owns, or directly or indirectly controls, at least thirty percent (30%) of the voting stock or other ownership interest of the other business entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other business entity by any means whatsoever.

    1.3        “Contract Quarter” shall be consistent with calendar quarters during the Initial Term or any Renewal Term (as defined in Section 8.1).

    1.4        “Contract Year” shall mean the twelve (12) month period beginning on the Effective Date and each subsequent twelve (12) month period during the Term.

    1.5        "FDA" shall mean the United States Food and Drug Administration and any successor agency thereto.

    1.6        "Instruments" shall mean Abbott diagnostic instruments included within the list of Products.

     1.7        "Physician Customers" shall mean all physicians in the Territory (as defined in Section 1.9) practicing in offices located at a single geographic office site, excluding those listed in Exhibit 1.7. The Physician Customers covered by this Agreement shall also be subject to change by mutual agreement of the parties pursuant to Section 2.3.

    1.8        “Products” shall mean the Abbott diagnostic products listed in Exhibit 1.1, which may be amended from time to time by the addition or deletion of new or existing Abbott diagnostic products to such list, upon prices and terms to be mutually agreed upon pursuant to Sections 2.3 or 3.12(f).

    1.9        “Territory” shall mean the fifty (50) United States of America and the District of Columbia. Additional terms used in specific Sections of this Agreement shall be defined in such Sections.

ARTICLE 2
APPOINTMENT AND AUTHORIZATION

    2.1        Appointment. During the Term, Abbott hereby appoints PSS as its exclusive distributor of Products to Physician Customers, subject to the other terms and conditions of this Agreement, and PSS hereby accepts such appointment from Abbott, provided that Physician Customers in the Territory may contract and have Products shipped to them directly from Abbott or through redistribution agreements or arrangements directly with or directly by hospitals or healthcare institutions formally affiliated with such Physician Customers (but not by non-hospital owned distribution companies which service hospitals or healthcare institutions and other than by such Physician Customers having admitting or staff privileges at such hospitals or institutions). In the event any Physician Customer(s) is purchased by or becomes affiliated with a third party, Abbott and PSS shall use commercially reasonable best efforts to maintain PSS as the distributor of Products to such Physician Customer. During the Term, PSS may also sell Products to the Non-Exclusive Physicians listed on Exhibit 1.7 on a non-exclusive basis. Abbott and PSS shall take all steps Abbott deems reasonably necessary to prevent unauthorized parties from distributing Products to Physician Customers.

    2.2        Authorization. Abbott hereby authorizes PSS to represent itself as Abbott’s exclusive authorized distributor of Products to Physician Customers in the Territory using Abbott Trademarks/Trade Names, provided that PSS shall not disseminate or publish any written promotional materials or advertisements intended for customer distribution representing itself as such without Abbott’s prior written approval, which approval shall not be unreasonably withheld. PSS shall forward any written promotional materials or advertisements requiring Abbott’s approval pursuant to the terms of this Section 2.2 to the attention of PSS National Account Manager, Dept. 939 Bldg. AP6C5 100 Abbott Park Road Abbott Park IL 60064. Abbott shall review and comment on such written promotional materials or advertisements within forty-five (45) days after receipt thereof from PSS. If Abbott does not respond during such forty-five (45) day period, such promotional materials shall be deemed approved.

    2.3        Changes to Physician Customers and Products. The Physician Customers to be supplied with Products by PSS hereunder shall be subject to adjustment by mutual written agreement of the parties upon review during the Annual Goal Setting Meeting (as hereinafter defined) of the status of current Abbott direct accounts as well as to reflect changes in market conditions, including, but not limited to, legal or regulatory changes, health care reform, and expansion or contraction of integrated health networks. The parties acknowledge that one purpose of such annual review of market conditions shall be to address and correct issues which may arise if consolidation in the physician market occurs to an extent that the total market of Physician Customers materially decreases. During each Annual Goal Setting Meeting, the parties shall also discuss in good faith whether to add or delete any new or existing Abbott diagnostic products to the list of Products, with the objective of Abbott providing the longest practicable lead-time before such diagnostic products are added to or deleted from the list of Products to facilitate PSS’s compliance with its obligations under Section 3.12. If the parties mutually agree to any changes in the Physician Customers or Products subject to this Agreement, the parties shall take such changes into consideration in establishing the annual goals, compensation plans and promotional funding at the Annual Goal Setting Meeting.

    2.4        Abbott’s Direct Accounts. Notwithstanding any other provision of this Agreement to the contrary, commencing on the Effective Date, Abbott shall transfer to PSS Abbott’s direct accounts identified in Exhibit 2.4 (the “Direct Accounts”), provided that any Direct Account that rejects a transfer to PSS for any reason shall remain an Abbott account unless and until such customer subsequently agrees to transfer to PSS. Commencing on the Effective Date and for a period of one (1) year thereafter, PSS shall be entitled to fifty percent (50%) of the margins set forth in Exhibit 3.4(a) on all Products sold by PSS to Direct Accounts. Commencing one (1) year after the Effective Date and continuing through the term of this Agreement, PSS shall be entitled to one hundred percent (100%) of the margins set forth in Exhibit 3.4(a) on all Products sold by PSS to Direct Accounts. Upon execution of this Agreement, the parties shall work together and cooperate with each other in good faith to develop the process, procedures and strategies pursuant to which the Direct Accounts will be approached concerning the transfer to PSS.

ARTICLE 3
PSS OBLIGATIONS

    3.1        FDA Registration. During the Term, subject to the provisions of Section 4.5, PSS shall apply for, shall use commercially reasonable best efforts to obtain and shall maintain any FDA registrations or approvals and other regulatory registrations and approvals that are required for the performance of its obligations under this Agreement, including but not limited to an FDA Medical Device Registration Certificate if the FDA requires medical device distributors to maintain such certificates. Upon Abbott’s request, PSS shall provide Abbott with copies of all such registrations and approvals. The parties acknowledge their mutual belief that PSS is not required to be registered as a medical device distributor with the FDA as of the Effective Date. If PSS should be required to be registered as a medical device distributor because of its distribution of Products, then PSS and Abbott shall share equally in the cost of such registration. If either Abbott or PSS determines that such registration costs are unacceptable, such party shall give written notice of its intent to terminate this Agreement within thirty (30) days of the effective date of such registration requirement, such termination to take effect sixty (60) days after the effective date of such requirement.

    3.2        Promotional Activities. During the Term, PSS shall use its commercially reasonable best efforts to promote Products to Physician Customers in the Territory, including, but not limited to, the following activities:

    (a)         Product Promotional Materials. PSS shall make reasonably diligent use of such promotional materials for the Products as Abbott may furnish to PSS from time to time pursuant to Section 4.1. In addition, PSS may, at its own expense, develop and use its own promotional materials for the Products, provided such promotional materials are reviewed and approved in writing by Abbott prior to use pursuant to Section 2.2.

(b) Sales Force. PSS shall retain an adequately sized, trained and motivated sales force to promote the Products to Physician Customers in the Territory.

    (c)         Compensation of Sales Force. PSS shall maintain a separate sales force commission/compensation program for the immunoassay Products in accordance with Section 3.3(a), and any changes to such program shall be reviewed by the parties at the applicable Annual Goal Setting Meeting (as hereinafter defined). PSS and Abbott shall use their commercially reasonable best efforts promptly to develop a marketing program(s) that emphasizes retention and growth in high volume immunoassay Physician Customer accounts.

    (d)         Sales Calls. PSS sales representatives shall make adequate sales calls to Physician Customers to promote actively the Products in a manner consistent with PSS’s current call frequency with the objective of maintaining a high level of Physician Customer satisfaction.

    (e)        Trade Shows. Upon Abbott’s request, PSS shall provide personnel to assist Abbott in Abbott’s participation in conferences, conventions, exhibits and trade shows promoting the Products to Physician Customers in the Territory in such manner as may be mutually agreed upon. Abbott shall provide PSS with appropriate prior written notice of such conferences, conventions, exhibits and trade shows.

    (f)         Degree of Efforts. PSS shall use a degree of effort in promoting the Products to Physician Customers in the Territory that is at least as high as the degree of effort PSS uses to promote its most important products to Physician Customers in the Territory, including but not limited to designating Abbott as a preferred supplier of selected products in PSS’s “CAN DO” and SRX Sales Promotion Programs or any equivalent supplier emphasis programs and placing a high degree of PSS leadership emphasis on the sale of Products, subject to the terms and conditions of such programs.

    (g)         Placement of Instruments. PSS shall use its commercially reasonable best efforts to place Instruments with Physician Customers by (i) sale, (ii) lease/rental, or (iii) participation in the Abbott Diagnostics Purchase Plan (“APP Program”), whereby Physician Customers shall be allowed the use of an Abbott Instrument in consideration for purchasing from PSS certain minimum quantities of Reagent Products, as the case may be. PSS shall be responsible for making any necessary contractual arrangements with Physician Customers for the sale or lease/rental of Instruments, and Physician Customers who elect to receive an Abbott Instrument by participation in the APP Program shall enter into a written agreement with Abbott in the form of Exhibit 3.2 attached hereto and incorporated herein or in any other form approved in advance and in writing by Abbott, under the APP Program participation criteria and conditions set forth in Exhibit 3.2.

    (h)         Abbott Presence at Sales Meetings. PSS shall allow Abbott representatives to attend all PSS national sales/marketing meetings. PSS’s charge to Abbott to attend national sales/marketing meetings has been included in Abbott’s promotional/sales support payment set forth in Section 4.4. PSS shall allow Abbott representatives to attend all PSS regional and branch sales/marketing meetings. The charge for Abbott sales representatives to attend PSS regional and branch sales/marketing meetings is included in the Activity-Specific Funding payments made in accordance with Section 4.4. PSS shall provide Abbott with appropriate prior written notice of all such national, regional and district branch meetings.

    3.3        Sale and Distribution of Products. During the Term, Abbott shall sell to PSS and PSS shall purchase from Abbott PSS’s total requirements of Products for distribution to Physician Customers, subject to the following conditions:

    (a)         Annual Goal Setting. Abbott and PSS shall meet no later than February 15 of each calendar year during the Initial Term and any Renewal Term to establish annual goals, review compensation plans for each party, mutually agree on rules for use of promotional funding as set in Section 4.4, set dates for Quarterly Reviews and discuss any Physician Customer and/or Product changes (the “Annual Goal Setting Meeting”). Each party shall be responsible for insuring the attendance at each Annual Goal Setting Meeting of its personnel necessary to fulfill the objectives of the Annual Goal Setting Meeting, including, for example, its operations, finance, e-commerce and training personnel. PSS shall review its sales force commission/compensation program, particularly as it relates to the sale of Products, during the Annual Goal Setting Meeting. The strategic intent of the PSS sales force compensation program for Products, as set forth in this Section, is to achieve the objectives of this Agreement. Moreover, sales of Instruments shall be a condition to PSS sales representatives participating in PSS’s “CAN DO” sales force commission/compensation equipment program.

                PSS shall not impose new customer fees or increase existing fees that disproportionately burden Product sales without the prior written approval of Abbott. PSS shall not alter its commission structure or otherwise revise any of its policies, procedures or processes in any manner that disadvantages Products. The following issues shall also be discussed at the Annual Goal Setting Meeting (i) perceived gaps in product availability, including plans to pursue alternative vendors and new and/or alternative Abbott products, (ii) internal accounting and/or financial policy changes that may materially affect the other party, (iii) appropriate responses to declining or obsolete Products, and (iv) any other topic a party deems relevant.

                Prior to each April 1 following an Annual Goal Setting Meeting during the Term, Abbott and PSS shall enter into a letter agreement setting forth sales goals, amounts and forms of marketing/promotional funds to be paid by Abbott, including conditions thereto, and minimum numbers of Abbott sales support representatives and PSS sales representatives. In the event that PSS and Abbott are unable to agree upon sales goals for any Contract Year within thirty (30) days of the applicable Annual Goal Setting Meeting, the sales goals for such Contract Year shall be set at five percent (5%) in excess of the actual sales for the prior Contract Year, on a category-by-category basis.

    (b)         Biannual Reviews. PSS shall review the status of its activities under this Agreement with Abbott twice per Contract Year at mutually agreed upon times and locations (the “Biannual Review”). At each Biannual Review, the parties shall review PSS’s performance under this Agreement and factors contributing to PSS’s progress on the goals set at the Annual Goal Setting Meeting (the “Annual Goals”), including but not limited to delays in Product launches, major competitive changes and market conditions. At each Biannual Review, the parties shall also review Abbott’s field sales performance, customer service performance and overall Product quality. The Biannual Review shall also serve as the forum for the parties to present and propose alternative strategies necessary to achieve the Annual Goals and for the Parties to discuss future product development needs and opportunities.

(c) Product Adjustments. [****************************************]

(d) Purchase of Products for Resale. [********************************]

     3.4        Purchase Prices. [***************************************************]

(a) Price Adjustments. [*******************************************]

(b) Resale Prices. [***********************************************]

     3.5        Other Terms and Conditions of Sale. PSS's purchase of Products from Abbott hereunder shall also be subject to the following terms and conditions of sale:

    (a)        Payment Terms. Payment terms for all shipments of Products to PSS shall be net thirty (30) days from the date of Abbott’s invoice to PSS for each shipment of Products, provided that Abbott shall not invoice PSS until the date of actual Product shipment.

    (b)        Order Entry. PSS shall use its normal purchase order forms to order Products from Abbott hereunder, provided that such purchase orders may specify only the description and quantities of Products ordered (including identification of Products by the appropriate Abbott product list numbers), the requested shipment date, and the shipment destination. Any other terms and conditions stated on such purchase orders shall not be applicable to purchases hereunder.

    (c)         Delivery. Abbott shall use its commercially reasonable best efforts to ship Products to PSS, F.O.B. Abbott’s manufacturing facilities in accordance with PSS’s requested delivery dates, except as otherwise provided in Exhibit 3.5(c) attached hereto and incorporated herein. Such shipments shall be sufficient in amount and sufficiently timely to permit PSS to meet its customer order fill rate standards set forth in Section 3.6 hereof. Except as otherwise mutually agreed, Abbott shall ship Instruments directly to Physician Customers. Abbott shall select the carriers for all shipments of Products hereunder, provided that (i) Abbott shall use its commercially reasonable best efforts to select carriers offering competitive prices with reasonably satisfactory quality and reliability standards and (ii) PSS may suggest alternate carriers for Abbott’s consideration if PSS believes cost savings can be achieved with alternate carriers having comparable quality and reliability to Abbott’s designated carrier(s). Except as provided in Exhibit 3.5(c), PSS shall be responsible for shipping charges for the Products (including any Products shipped directly to Physician Customers), which shall be added to Abbott’s invoices to PSS, provided that PSS shall be entitled to shipping charge discounts in accordance with Exhibit 3.5(c). Title and risk of loss shall pass to PSS upon delivery of the Products to the carrier for shipment.

    (d)         Returns. Except for return of any defective Products which do not comply with the applicable warranty for repair or replacement by Abbott and other returns authorized in accordance with the Returned Goods Policy set forth in Exhibit 3.5(d) attached hereto and incorporated herein, all sales of the Products are final and no Products may be returned without Abbott’s prior written consent. Upon PSS’s request, and with Abbott’s approval, which approval shall not be unreasonably withheld, Abbott shall refurbish Instruments that are returned hereunder for resale by PSS to Physician Customers in such a manner as may be mutually agreed upon in accordance with applicable laws and regulations. Except as otherwise mutually agreed, the cost of such refurbishment shall be Abbott’s standard refurbishment cost and such cost shall be borne by PSS.

    (e)        Warranty. Abbott warrants that (i) Instruments (excluding refurbished Instruments) shall comply with Abbott’s standard warranty therefor set forth in the applicable Operator’s Manual, (ii) refurbished Instruments shall comply with Abbott’s standard warranty therefor for a period of six (6) months from the date of shipment by Abbott, and (iii) Products other than Instruments shall comply with Abbott’s standard warranty therefor set forth in the then current Abbott Diagnostics Division Price Catalog. ABBOTT MAKES NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND ABBOTT EXCLUDES AND DISCLAIMS ANY OTHER WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS PROVIDED IN SECTION 7.3, ABBOTT SHALL HAVE NO LIABILITY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RELATING TO THE SALE OR USE OF THE PRODUCTS, AND ABBOTT’S LIABILITY THEREFOR SHALL BE LIMITED TO THE COST OF REPAIR OR REPLACEMENT OF DEFECTIVE PRODUCTS.

    3.6        Inventory. PSS shall use commercially reasonable best efforts to maintain a level of inventory of all Products that PSS distributes in the Territory (excluding Instruments) sufficient to ensure that PSS is able to fill at least ninety-five percent (95%) of Physician Customers’ orders within one (1) business day of PSS’s receipt of such orders. At PSS’s request, Abbott operations personnel shall discuss with PSS Product distribution related to Product flow. PSS shall store Product inventory in its distribution centers in a manner appropriate for maintaining such Products in good and saleable condition as required on Product labeling and consistent with the Product dating and storage conditions specified by Abbott. All PSS distribution centers shall conform to the temperature control requirements set forth on Product labeling, and shall be subject to periodic audit by Abbott by no more than three (3) Abbott representatives per audit at mutually agreeable reasonable times and upon reasonable prior notice. PSS’s current list of distribution centers is set forth in Exhibit 3.6, attached hereto and incorporated herein, and PSS shall promptly notify Abbott in writing of any changes to this list at least once per Contract Quarter. PSS shall maintain a distribution record system reasonably sufficient to enable Abbott and/or PSS to promptly notify Physician Customers of Product safety information or issues. If required by applicable laws or regulations, PSS shall establish and maintain an auditable distribution record system including an accurate, traceable lot number control system which is traceable to Physician Customers for such Products purchased from PSS. In the event that compliance with applicable laws and regulations requires PSS to make significant modification to the record system in place on the Effective Date, then PSS and Abbott shall share equally in the documented cost of such modifications. If either Abbott or PSS determines that such modification costs are unacceptable, such party shall give written notice to the other party of its intent to terminate this Agreement within thirty (30) days of such determination, such termination to take effect sixty (60) days after such notice.

    3.7        Records. PSS shall maintain complete and accurate records of Products delivered hereunder, inventory and sales to Physician Customers. PSS shall make such records available to Abbott within fifteen (15) days after the end of each calendar month in an automated format to be mutually agreed upon and Abbott may utilize such records in its Quality Field Watch Program in the Abbott Customer Support Center.

     3.8        Reports and Customer Lists. [***************************************]

    3.9        Product Recalls and Complaints. Upon Abbott’s request to the PSS Regulatory Affairs and Marketing Departments, PSS shall assist Abbott in identifying Physician Customers for notification in connection with any Product recalls. Within twenty-four (24) hours of PSS’s own receipt of notice (at PSS headquarters) of any Physician Customer technical questions, complaints or actual or alleged Product defects, PSS shall notify Abbott thereof orally, followed promptly by a written notice using the “Abbott Laboratories Product Complaint Inquiry Form”, the current form of which is set forth in Exhibit 3.9, attached hereto and incorporated herein.

    3.10        Billing and Collections. PSS shall have sole responsibility for billings to and collections from Physician Customers for PSS’s sales of Products to Physician Customers.

    3.11        Use of Abbott Trademarks/Trade Names. PSS shall promote the Products to Physician Customers in the Territory using Abbott Trademarks/Trade Names and PSS shall not use any name, mark or style to identify the Products other than Abbott Trademarks/Trade Names without Abbott’s prior written consent. PSS acknowledges that Abbott Trademarks/Trade Names are valid trademarks and trade names and the sole property of Abbott, and PSS shall not disparage or challenge the validity of Abbott Trademarks/Trade Names during the Term. PSS shall promptly notify Abbott of any actual or alleged infringements of Abbott Trademarks/Trade Names of which PSS becomes aware during the Term. Nothing contained herein shall be construed to authorize PSS: (a) to use any Abbott Trademarks/Trade Names as a style or name, or as a part of the style or name, of any firm, partnership or corporation; (b) to apply Abbott Trademarks/Trade Names to any goods other than the Products; or (c) at any time after the termination of this Agreement, to apply Abbott Trademarks/Trade Names to goods or to any other use whatsoever.

     3.12         Non-Competition Obligations. [*************************************]

(a) Competitive Products. [***************************************]

(b) Excluded Competitive Products. [*****************************]

(c) Exception for Recall or Withdrawal. [*****************************]

(d) Compliance Audit. [*****************************************]

ARTICLE 4
ABBOTT OBLIGATIONS

    4.1        Promotional Materials. At no cost to PSS, Abbott shall provide PSS with such promotional materials relating to the Products as Abbott deems appropriate in such quantities as may be mutually agreed for PSS’s use hereunder.

    4.2        Training. At no cost to PSS, during the Initial Term and any Renewal Term Abbott shall provide PSS and Physician Customers with appropriate training in the use and operation of Products.

    4.3        Service. Unless otherwise mutually agreed in writing, Abbott or its designees shall use its commercially reasonable best efforts to perform all warranty service on Products and maintenance service for Instruments within seventy-two (72) hours of proper notification to Abbott of such service request. Unless otherwise mutually agreed by the parties in writing, PSS shall not perform any such warranty or maintenance services for any Products (including Instruments) and PSS shall refer all Physician Customer service inquiries to Abbott.

    4.4        Advertising/Promotional Support. During each Contract Year, Abbott shall pay PSS an advertising/promotional support payment to be used by PSS to support its national sales meeting and promotional programs relating to the Products, including but not limited to “CAN DO” and Product promotional programs (including regional, local, university and other programs). Except as provided below, the amount of the advertising/promotional support payment shall be Eight Hundred Thousand Dollars ($800,000) per Contract Year, such payment to be made prior to the beginning of such Contract Year. The parties acknowledge that the advertising/promotional support payment for the first Contract Year has been partially paid prior to the Effective Date and that the remaining portion of such payment, in the amount of Two Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($266,667), shall be paid within ten (10) business days of the Effective Date.

                In addition to the advertising/promotional support payment referenced above, Abbott shall provide funding to PSS to support expenses incurred by PSS in connection with specified PSS promotional activities (“Activity-Specific Funding”), including, but not limited to, local PSS branch meetings, appropriate local PSS branch sales incentives, local PSS product fairs and regional PSS meetings. The parties acknowledge that the Activity-Specific Funding for the first Contract Year is One Hundred Eighty-Six Thousand Dollars ($186,000) and that such payment shall be paid within ten (10) business days of the Effective Date. The parties shall mutually agree on the amount of the Activity-Specific Funding for subsequent Contract Years. Abbott shall pay the Activity-Specific Funding to PSS within ten (10) business days of the parties’agreement on the amount of the funding for any Contract Year. Upon receipt, PSS shall hold the Activity-Specific Funding and shall release Activity-Specific Funding amounts only at the request of an Abbott District Manager to fund PSS branch expenses approved by Abbott.

    4.5        Assistance with PSS Legal Compliance. If the FDA or any other regulatory agency institutes any new registration or approval requirements during the Initial Term or any Renewal Term and PSS is not able to comply immediately with such requirements, then for a period of up to three (3) months from the effective date of such requirements Abbott shall, upon PSS’s request and if Abbott itself is able to comply with such requirements, supply Physician Customers with Products directly until such time as PSS complies with such requirements. PSS shall receive contract credit for all such sales and all shipping charges for such direct shipments shall be paid by PSS or the Physician Customers receiving such shipments.

    4.6        Field Sales Force. Abbott will maintain a field sales force adequate to support PSS in the attainment of its sales quotas.

    4.7        Voluntary Product Withdrawals and Discontinuations. To the extent practicable, Abbott will provide PSS advance written notice of any voluntary Product withdrawal or significant Product change. Abbott will provide PSS with written notice as soon as practicable of any Product discontinuation.

ARTICLE 5
CONFIDENTIALITY AND PUBLICITY

    5.1        Confidentiality. During the Initial Term and any Renewal Term and for a period of ten (10) years thereafter, each party shall keep in confidence any information and/or documentation received from the other (“Confidential Information”), and each party shall use the Confidential Information only for purposes of this Agreement. Except as expressly provided in this Agreement, neither party shall at any time use or permit others to use any Confidential Information for any purposes. The foregoing obligations shall not apply to, and the definition of “Confidential Information” does not include:

    (a)         Publicly Available Information — information that was already in the public domain or subsequent to disclosure to a party becomes part of the public domain other than through the fault of such party;

(b) Previously Known Information — information that was rightfully known (as evidenced by written records) prior to the date of disclosure by the other party;

(c) Subsequently Disclosed Information — information that was received from a third party having a lawful right to disclose the same; or

    (d)         Legally Required Disclosures of Information — information that, in the opinion of a party’s counsel, is required to be disclosed to comply with any applicable law, regulation or order of a government authority or court of competent jurisdiction, in which event the party required to make such disclosure shall advise the other party in advance of the need for such disclosure and use its best efforts to obtain confidential treatment of such information.

                 Notwithstanding the foregoing, any party may disclose Confidential Information to its employees and agents to the extent reasonably necessary for the performance of this Agreement, provided that such recipients are subject in writing to obligations of confidentiality and non-use with respect to such information to the same extent as each party is obligated hereunder.

    5.2        Publicity. Neither party may disclose the existence or terms of this Agreement, or make any public relations announcement concerning this Agreement or the Abbott-PSS business relationship, without the prior written consent of the other party, except as may be legally required in the determination of the disclosing party’s legal counsel. If either party desires to or believes it is legally required to announce the execution of this Agreement, the parties shall cooperate in determining the date and format of such announcement, giving consideration to the requirements of any applicable laws and regulations. Abbott acknowledges that PSS may discuss this Agreement generally with securities analysts and that this Agreement will be disclosed and generally described in PSS securities law filings, provided that PSS shall give Abbott reasonable advance notice of any such public disclosure, to the extent reasonably practicable and legally permissible. Abbott also acknowledges that this Agreement must be filed by PSS with the Securities and Exchange Commission (the “SEC”) as a “material contract.” PSS agrees to seek “confidential treatment” of certain pricing information contained in this Agreement in any such SEC filing.

ARTICLE 6
CERTAIN REPRESENTATIONS AND WARRANTIES

Each party hereby represents and warrants to the other party as follows:

    6.1        Corporate Existence and Power. Such party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and as it is proposed to be conducted hereunder, and (c) is in compliance with all requirements of applicable laws and regulations, except as previously disclosed to the other party or to the extent that any noncompliance would not have a material adverse effect on the properties, business, or financial condition of such party and would not materially and adversely affect such party’s ability to perform its obligations under this Agreement.

    6.2        Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

    6.3        Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such party in connection with the execution, delivery and performance of this Agreement have been obtained.

    6.4        No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation of such party.

    6.5        Compliance With Laws. Such party shall perform its obligations hereunder in compliance with all applicable federal, state and local laws, regulations and accepted industry guidelines.

ARTICLE 7
INDEMNIFICATION AND INSURANCE

    7.1        PSS Indemnification. PSS shall defend, indemnify and hold harmless Abbott, its Affiliates, and the officers, directors, employees and agents of Abbott and its Affiliates, from and against any and all liabilities, damages, claims, demands, costs, or expenses (including reasonable attorneys’ fees) claimed by any third party for any property or other economic loss or damage or injury or death suffered by it to the extent the same is determined to have been caused by PSS’s negligence, willful misconduct or breach of this Agreement.

    7.2        PSS Insurance. During the Term, PSS and Abbott shall maintain general business liability insurance coverage, including, if applicable, self-insurance, in the minimum aggregate amount of Five Million Dollars ($5,000,000).

    7.3        Abbott Indemnification. Abbott shall defend, indemnify and hold harmless PSS, its Affiliates, and the officers, directors, employees and agents of PSS and its Affiliates, from and against any and all liabilities, damages, claims, demands, costs, or expenses (including reasonable attorneys’ fees) claimed by any third party for any property or other economic loss or damage or injury or death suffered by it to the extent the same is determined to have arisen out of or been attributable to: (i) any defect in the design or manufacture of the Products; (ii) any violation of any proprietary right of such third party relating to the use of a Product in accordance with the procedures and for the uses set forth in the operator’s manual, product insert or other instructions setting forth the intended use for the applicable Product; or (iii) Abbott’s negligence, willful misconduct or breach of this Agreement. Abbott’s obligations hereunder will apply only when the applicable Product is lawfully used, lawfully dispensed or lawfully distributed and used in accordance with the applicable operator’s manual, product insert or as otherwise instructed in writing by Abbott. Any other use of the applicable Product will not be subject to this indemnity.

    7.4        Conditions of Indemnifications. If Abbott seeks indemnification from PSS pursuant to Section 7.1 or PSS seeks indemnification from Abbott pursuant to Section 7.3, the party seeking indemnification shall (a) notify the other party in writing of the claim or suit for which indemnification is sought within fifteen (15) days after the date the party seeking indemnification itself receives notice of such claim or suit and (b) allow the other party to control the defense or settlement of such claim or suit, provided that the party seeking indemnification may, at its own option and expense, participate in the defense or settlement of such claim or suit, and provided further that the indemnifying party shall not enter into any binding settlement, consent to any judgment or otherwise resolve any such claim or suit pursuant to which the other party would be obligated to take or refrain from taking any action or to make any payments or admissions, without the other party’s prior written consent.

ARTICLE 8
TERM AND TERMINATION

    8.1        Expiration. Unless terminated earlier by written agreement of the parties or pursuant to Sections 3.1, 3.6, 3.12(c), 3.12(d), 8.2, 8.3 or 8.4, the term of this Agreement shall commence on the Effective Date and continue until three (3) years thereafter (“Initial Term”). Upon expiration of the Initial Term, the Agreement shall continue automatically for additional successive one (1) year periods (each one (1) year period a “Renewal Term”) unless terminated by either party by giving written notice to the other party not less six (6) months prior to expiration of the Initial Term or any Renewal Term.

    8.2        Early Termination by Either Party. Either party shall have the right, without prejudice to any other rights or remedies available to it, to terminate this Agreement for cause by written notice to the other party in any of the following events:

    (a)        Bankruptcy. A party may terminate this Agreement if the other party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other party and not dismissed within sixty (60) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

    (b)         Default. A party may terminate this Agreement if the other party commits a material breach of this Agreement and the party alleged to be in breach fails to (i) cure such breach or (ii) commence dispute resolution proceedings under Section 9.11 contesting whether a breach has occurred and/or whether such breach is a material breach within sixty (60) days after receipt of written notice from the party asserting the breach. For purposes of this Section, a material breach by PSS shall include, but is not limited to, any material breach by PSS of its non-competition obligations pursuant to Section 3.12.

    8.3        Termination for Business Combination. Each party shall have the right, without prejudice to any other rights or remedies available to it, to terminate this Agreement for cause by written notice to the other party, to be given as soon as ten (10) days after such party has received written notice from such other party that a Business Combination has occurred. For purposes of this Section 8.3, a “Business Combination” shall mean a transaction in which a controlling interest in a party is acquired in a merger, share exchange, sale of assets or otherwise by any third party.

    8.4        Other Termination by Abbott. In addition to Abbott’s termination rights pursuant to Sections 3.1, 3.6, 3.12(c), 3.12(d), 8.1, 8.2 and 8.3, Abbott shall have the right, without prejudice to any other rights or remedies available to it, to terminate this Agreement for cause by giving PSS ninety (90) days’ prior written notice in the event that Products are no longer serviced and delivered from dedicated PSS warehouses which maintain same day and/or next day service and delivery.

    8.5        PSS Obligations Upon Termination. [***********************************]

    8.6        Effect of Termination. Termination or expiration of this Agreement through any means and for any reason shall not relieve the parties of any obligations accruing prior thereto, and shall be without prejudice to the rights and remedies of either party with respect to any breach of any of the provisions of this Agreement.

ARTICLE 9
MISCELLANEOUS

    9.1        Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof and supersedes all previous verbal and written agreements, representations and warranties with respect to such subject matter, including the Distributorship Agreements between the parties dated as of April 1, 1995 and December 1, 2000, provided that the confidentiality provisions of such Distributorship Agreements shall continue to survive for ten (10) years after the term of such agreements, as contemplated in Sections 6.1 and 5.1 thereof, respectively. This Agreement may be amended only by a written agreement signed by authorized representatives of both parties.

    9.2        Force Majeure. Failure of either party to perform its obligations under this Agreement (except the obligation to make payments) shall not subject such party to any liability or constitute a breach of this Agreement if such failure is caused by any event or circumstances beyond the reasonable control of such nonperforming party, including without limitation acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation (unless caused by the party so affected), a national health emergency or compliance with any order or regulation of any government entity. A party whose performance is affected by a force majeure event shall take prompt action to remedy the effects of the force majeure event.

    9.3        Waiver. A failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances by construed as constituting a continuing waiver or as a waiver in other instances. Any waiver of breach executed by either party shall affect only the specific breach and shall not operate as a waiver of any subsequent or preceding breach.

    9.4        No Assignment. Except as otherwise expressly provided herein, neither party may sell, assign, pledge, subcontract or otherwise dispose of all or any portion of its rights or obligations under this Agreement except, in the case of Abbott, to an Affiliate; provided, however, that Abbott may assign all of its rights and obligations under this Agreement to the extent relating to the Rapid Diagnostic Products to any successor to all or substantially all of Abbott’s Rapid Diagnostic Products business. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

    9.5        Severability. If any clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed and the remaining provisions of the Agreement shall continue in full force and effect. The parties shall use all commercially reasonable best efforts to agree upon a valid and enforceable provision as a substitute for the severed provision, taking into account the intent of this Agreement.

    9.6        Relationship of Parties. The parties shall have the status of independent contractors under this Agreement and nothing in this Agreement shall be construed as authorization for either of the parties to act as a joint venturer with, agent for, or partner of, the other party.

    9.7        Non-Solicitation. During the Initial Term and any Renewal Term and for a period of six (6) months thereafter, neither party nor their Affiliates shall solicit for employment or employ any employee of the other party without the other party’s prior written consent.

    9.8        Notices. Any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to be given when delivered in person or five (5) days after being deposited in the United States mail, postage prepaid, certified, return receipt requested, or by overnight courier (return receipt requested), to the parties addressed as follows:

(a) If to Abbott to:

PSS National Account Manager
Abbott Diagnostics Division
Abbott Laboratories
100 Abbott Park Road
D-02FC, AP6C
Abbott Park, Illinois 60064-3500
Tel: (847) 935-5775
Fax: (847) 935-0633

With a copy to:

Abbott Laboratories
Domestic Legal Operations
100 Abbott Park Road D-322, AP6D
Abbott Park, Illinois 60064-6049
Attention: Divisional Vice President
Tel: (847) 937-5032
Fax: (847) 938-1206

(b) If to PSS to:

Executive Vice President
PSS World Medical, Inc.
4345 Southpoint Boulevard
Jacksonville, Florida 32216
Tel: (904) 281-0011
Fax: (904) 281-9555

With a copy to:

Chanley T. Howell, Esq.
Foley & Lardner
200 Laura Street
Jacksonville, Florida 32202
Tel: (904) 359-8745
Fax: (904) 359-8700

Either party may change its address or its fax number by giving the other party written notice, delivered in accordance with this Section 9.8.

    9.9        Further Instruments. Each party shall execute and deliver such further instruments and do such further reasonable acts and things as reasonably may be required to carry out the intent and purpose of this Agreement.

    9.10        Governing Law. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of Illinois, without giving effect to conflict of law rules.

    9.11        Alternative Dispute Resolution. All disputes arising out of or in connection with this Agreement (except those involving actions commenced by or involving third parties) shall be resolved by Alternative Dispute Resolution (“ADR”) proceedings in accordance with Exhibit 9.11, attached hereto and incorporated herein.

    9.12        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against the party whose signature appears thereon, but all of which taken together shall constitute one and the same instrument, and signatures received by facsimile transmission shall constitute legal and valid signatures hereto.

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its duly authorized representative as of the Effective Date.

ABBOTT LABORATORIES INC.	PSS WORLD MEDICAL, INC.
By: __________________________ Title: _______________________	By: /s/ John F. Sasen John F. Sasen Title: Executive Vice President and Chief Marketing Officer

EXHIBIT 1.1

PRODUCTS

  Rapid Diagnostic products including
    Test kits
    Controls
  Diagnostic EIA Products
    Quantum(TM) analyzer
    Reagents
    Calibrators
    Controls
    Instrument accessories
  Cell-Dyn(R)System including
    Cell-Dyn Analyzers: 1700/CD 1700CS/
    CD 3000CS/CD 3000SL/CD 3200CS/ CD 3200SL/CD 3500CS/CD 3500SL/CD3700CS/CD 3700SL/CD4000SL/CD1800
    Reagents
    Calibrators
    Controls
    Instrument accessories
    Reagent accessories
    Instrument disposables
  IMx(R)System including
    IMx analyzer
    Reagents
    Calibrators
    Controls
    Instrument accessories
    Reagent accessories
    Instrument disposables
  AxSYM(R)System including
    AxSYM analyzer
    Reagents
    Calibrators
    Controls
    Instrument accessories
    Reagent accessories
    Instrument disposables
  Aeroset(R)System including
    Aeroset analyzer
    Reagents
    Calibrators
    Controls
    Instrument accessories
    Reagent accessories
    Instrument disposables

  c-8000 System including
    c-8000 Analyzer
    Reagents
    Calibrators
    Controls
    Instrument accessories
    Reagent accessories
    Instrument disposables
  Abbott Spectrum(R)System including
    Spectrum Analyzer
    Reagents
    Calibrators
    Controls
    Instrument accessories
    Reagent accessories
    Instrument disposables

The ILC, currently in development by Abbott as a new Immunoassay analyzer, shall be a Product upon release.

GUIDE TO SPELLING OF U.S. TRADEMARKS

ADD
A-CHAT(TM)

A-GENT(R)

AARTS (with design)(R)

ABBOTT ADVANTAGE(TM)

ABBOTT ALCYON(R)

ABBOTT ALLIANCE(R)

ABBOTT BBS(TM)

ABBOTT DMS(TM)

ABBOTT EXTEND(TM)

ABBOTT MATRIX(R)

ABBOTT PRISM(R)
ABBOTT SPECTRUM(R)

ABBOTT SPECTRUM EPX(R)

ABBOTT SYNETIICS(TM)

ABBOTT TESTPACK(R)

 ABBOTT VP(TM)

ABBOTTBASE(R)

ABT(R)

ADX(R)

ADX (stylized)(R)

AEROSET(R)

AIS(TM)

ALCYON(R)

AMPLIONC(R)

ARCHITECT(R)

ARCHITECT ARM(TM)

ASIST(TM)

AUSAB(R)

AUSCELL(R)

AUSRIA(R)

AUSZYME(R)

AXSYM(R)

AXSYM2(TM)

AXSYM CORE(TM)

AXSYM CORE-M(TM)

AXSYM EXTEND(R)

C 1600(TM)

C 8000(TM)

CCX (stylized)(TM)

CDIM(R)

CELL-DYN(R)

CELL-DYN DIFFERENTIATOR(TM)

CELL-DYN HEMAFLEX(TM)

CELL-DYN HEMCAL(R)

CELL-DYN(R)NAVIGATOR

CELL-DYN(R)WORKCELL

CHEMIFLEX(R)

CHLAMYDIAZYME(R)

CI 8200(TM)

CLEARMEASURE(TM)

CLEARSENSE(TM)

COMMANDER(R)

CONSULTIVITY(TM)

CORAB(R)

CORZYME(R)

CLEARMEASURE(TM)

CLEARSENSE(TM)

DATATRAC(TM)

DATAWAY(TM)

DIABETES NOW(R)

DIAGNOSTICSSERVICE.COM(TM)

DRUG ID(TM)

DRUG TRACE(TM)

DYNA-LYTE(R)

EASYSENSE(TM)

EDI(TM)

EI (DESIGN)(TM)

EPX(R)

ERGODYNAMIC(TM)

EXACTECH(R)

EXPECT MORE. DEMAND MORE.(with Corporate Logo)(TM)

EXPLORATIONS AND INNOVATIONS(TM)

FASTTRACK(TM)

FIREFLY(TM)

FLEX PROTOCOL(TM)

FLEXIBLE PLATFORM(TM)

FLEXRATE(TM)

FPC(TM)

GLYCORACK(TM)

GO(TM)

HAVAB(TM)

HAVAB(TM)-M

HEMATOLOGY.COM(TM)

HIVAB(TM)

HIVAG with Corporate Logo(TM)

HTDX(TM)

I 500(TM)

I 1000(TM)

I 2000(R)

I 2000 SR(R)

I 4000(TM)

I 6000(TM)

I 8000(TM)

IIMPACT(TM)

IMMEDIATE CARE DIAGNOSTICS(R)

IMMUNO PLT(TM)

IMX (stylized)(R)

IMX CORE(TM)

IMX CORE-M(TM)

IMX SELECT(R)

INVITRODIAGNOSTICS.COM(TM)

LSI(R)

LYSOR(R)

M 1000 (AND DESIGN)(TM)

MAPSS(TM)

MASTERCHECK(R)

MEDISENSE(R)

MEDISENSE and design(TM)

MEDISENSE FRIENDS FOR LIFE(TM)

MICROFLO(TM)

MTDX(TM)

MULTIGENT(TM)

MUREX LOGO(R)

NO LINE. THEY MIGHT DO TIME.(TM)

NUMBER WISE(TM)

OBC(R)

OMEC(TM)

OPENCODE(TM)

OPTIMIZED MEC(TM)

PENTAWASH(R)

PMTS(R)

PPC(TM)

PRECISION(TM)

PRECISION A1C(TM)

PRECISIONoG (stylized)(R)

PRECISION LINK(R)

PRECISION OPTIUM(TM)

PRECISION PCX(TM)

PRECISION QoIoD (stylized)(R)

PRECISION SOFTSHIELD(TM)

PRECISION XCEED(TM)

PRO-FILES(TM)

PROQUANTUM(R)

PROTECX(TM)

QC Manager(TM)

QCP(TM)

QUANTUM(TM)

QUANTUMATIC(TM)

QWIKWASH(R)

R.S.G.(R)

RAB(R)

RAPIDDIAGNOSTICS.COM(TM)

REA(R)

REAGENT MAPPING(TM)

RETIC-RITE(R)

RIABEAD(R)

SCIENCE YOU CAN HUG(TM)

SENSITACT(TM)

SERA-SEAL(R)

SERIES II(TM)

SIGNIFY(R)

SMARTWASH(TM)

SMS(TM)

SOFTACT(TM)

SOLARIS(TM)

SOLARTEK(TM)

SOLECT(TM)

SOLUTIONS SOURCE(TM)

SONUS PHARMACEUTICALS AND DESIGN(R)

SPA(TM)

STAT-1(TM)

SYNETIICS(TM)

TDX FLX(R)

TDX (stylized)(R)

TETRABEAD(R)

THYMUNE(R)

THYPINONE(R)

THYROGRAPH(R)

TOTAL PROCESS CONTROL(TM)

TOXO G-EIA(TM)

TOXO-G(TM)

TOXO-M(TM)

TPC(TM)

TRIOBEAD(R)

TRUECONTROL(TM)

TRUEMEASURE(R)

TRUESENSE(TM)

TURBO (with design)(R)

ULTRA TLC(R)

URIPROBE(R)

VISIONAID(TM)

WITHEASE(TM)

WORKING SMART(TM)

XSYSTEMS(TM)

ZERO PLUS(TM)

IMPORTANT: There should be no display of a trademark in the plural form, no possessives, or removal or addition of hyphens. Trademarks are to be spelled with initial capitals, all capital letters, or in a distinctive manner.

EXHIBIT 1.7

NON-EXCLUSIVE PHYSICIANS

[***************************************]

EXHIBIT 2.4

DIRECT ACCOUNTS

[***************************************]

EXHIBIT 3.2

APP PARTICIPATION CRITERIA

Physicians Office Customers desiring to participate in the Diagnostics Purchase Plan to receive the use of any Abbott –Owned Equipment shall be required to enter into a written agreement with PSS in a form approved in writing by Abbott. At minimum, such agreement (the current form of which is included on this Schedule) shall contain the following terms:

1.	The participating Physicians Office Customers shall be required to purchase minimum quantities of Abbott reagents from PSS equivalent to $750, $750 or $2,500 per month for Quantum, IMx or AxSYM Instruments, respectively (measured on the basis of Abbott’s prices to PSS hereunder for such reagents). (See Diagnostics Purchase Plan, General Terms and Conditions, Section 1.)

2.	The participating Physicians Office Customers shall be required to comply with the Equipment Terms and Conditions Exhibit to the Abbott Diagnostics Purchase Plan. Any modifications to such terms shall require Abbott’s prior written approval.

3.	Abbott shall be specifically identified as the owner of the Abbott Instruments and a third party beneficiary of the PSS-Physicians Office Customer agreement with the express right for Abbott to enforce the agreement directly against the Physicians Office Customer by legal action and/or repossession of the Abbott Instruments. (See Diagnostics Purchase Plan, Equipment Terms and Conditions Exhibit, Section 4. Title to Equipment.) PSS shall promptly notify Abbott of any Physicians Office Customer breaches of such agreements.

ABBOTT DIAGNOSTICS PURCHASE PLAN
ABBOTT DIAGNOSTICS DIVISION, ABBOTT LABORATORIES INC., D-943 AP6C, 100 ABBOTT PARK ROAD,ABBOTT PARK, ILLINOIS 60064-6095

Shipping Address ("Customer"):	Billing Address:
Name	Name
Address	Address
City, State, ZIP	City, State, ZIP
Number of Doctors / Beds	Phone
Customer Number (s)	Lab Director/Manager
Type of Practice	Sales Rep / Territory
Purchase Order No.	Plan Term

GENERAL TERMS AND CONDITIONS

1.	Customer agrees to purchase, each quarter, the products on the Price Exhibit (“Products), at the prices and volumes indicated, for the period shown as “Plan Term” above in the header of this page (collectively referred to hereinafter as the “Purchase Commitment”). Customer agrees to meet the Purchase Commitment by purchasing Products from Abbott Diagnostics Division (“Abbott”) or its authorized distributor, Physician Sales and Service (“PSS”).

2.	If Customer elects to receive Abbott-Owned equipment, Abbott will supply, for the laboratory’s use, the equipment listed on the attached Price Exhibit (“Equipment”). Abbott retains title to the Equipment provided to Customer hereunder. In addition to the terms and conditions referred to in this Plan, the terms and conditions set forth in the attached Equipment Terms and Conditions Exhibit shall also be applicable and shall be incorporated herein by reference. Should Customer fail to meet ninety percent (90%) of the Purchase Commitment for Products as defined on the Price Exhibit for any two consecutive calendar quarters, Abbott or PSS, as applicable, may at its election, either (a) adjust Customer’s Product volume price discount accordingly based upon the difference in actual Product purchased versus Purchase Commitment, or (b) terminate this Plan.

3.	Prices set forth on the Price Exhibit are guaranteed for one year. Abbott or PSS, as applicable, may increase prices by an amount not to exceed five percent (5%) or the then current National Consumer Price Index (CPI), whichever is lower, in any year beyond the initial year of the Plan.

4.	Disclosure. The purchase prices under this Plan (including the value of any discounts, rebates, prepaid allowances, or price concessions) are intended to reflect discounts or other reductions in price within the meaning of 42 U.S.C. § 1320a-7b(b)(3)(A) and may reflect a bundled discount pricing arrangement. With regard to any bundled discount pricing arrangement, Abbott shall timely provide Customer further detail pertaining to the allocation of such discounted purchase prices to equipment, service and products. Customer may have an obligation to report such discounts (as appropriately allocated among equipment, service and products, if part of a bundled discount pricing arrangement) to any State or Federal Program that provides reimbursement to the Customer for the items to which the discount applies and, if so, Customer must fully and accurately report such discounts. Further, Customer shall retain invoices and other price documentation and make them available to federal or state officials upon request.

5.	Shipping charges for the Equipment and suppies are prepaid and added to the invoice. Customer is responsible for paying the shipping charges. Purchase Order Number shown in header above shall apply to equipment shipment charges.

6.	Payment terms are net thirty (30) days. Unless Customer is tax exempt any excise or other taxes applicable to accepted orders as well as shipping charges will be added to the invoice. Past due balances are subject to a service charge of 1 ½% per month (or the highest rate allowed by law, if lower than 1 ½% per month).

7.	Customer may not assign or transfer this Plan and / or Equipment without Abbott’s prior written consent.

8.	Should Customer terminate this Plan prior to the expiration of the Plan term by giving Abbott ninety (90) days written notice to the address listed at the top of this document, Customer is required to pay Abbott a fee which covers the costs associated with initial Equipment operator training, costs Abbott may have incurred on the behalf of Customer at the time of Equipment installation, and costs associated with Equipment re-certification (collectively referred to as “Equipment Recovery Fee’s). Customer’s Equipment Recovery Fee is fifty percent (50%) of the then-current published list price of Equipment.

9.	Abbott warrants and represents that products and/or items of equipment delivered to carrier for shipment to Customer, or delivered directly to Customer, will at the time of such delivery: (a) conform to published specifications set forth in the applicable Abbott package insert(s) for such product and/or item of equipment; (b) not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act; and (c) be of good quality and free from defects in materials and workmanship. The only other warranties made by Abbott with respect to products and/or equipment are those specifically and expressly stated as warranties in the Abbott package insert specifications and manuals. ABBOTT MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER MATTER. Notwithstanding the foregoing, any warranties provided by Abbott will not apply to any product and/or item of equipment delivered to Customer facility hereunder, if it has been misused, altered, damaged or used other than in accordance with the applicable Abbott package insert and/or manual for such product and/or item of equipment (including the substitution of any reagent not authorized by Abbott) or any applicable operator manual so as to affect its stability or reliability; if the serial or lot number of any product and/or item of equipment has been altered, defaced, or removed; or if any repair is attempted by personnel unauthorized by Abbott to perform such repair.

Customer assumes all risk for the suitability of the test results obtained by using any item of equipment and/or product hereunder, and the consequences which flow therefrom when such item(s) of equipment and/or product(s) are used other than in accordance with the applicable Abbott package insert for such item of equipment or product(s) or any applicable operator manual so as to effect its stability or reliability, and is used either: (i) alone; or (ii) in combination with other articles, substances or reagents (or any combination thereof) not provided or recommended for use with each such equipment and product(s). IN NO EVENT SHALL ABBOTT BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR SPECIAL DAMAGES OR LOSSES OF ANY NATURE WHATSOEVER (INCLUDING WITHOUT LIMITATION, LOST REVENUE, LOST PROFITS, OR LOST BUSINESS, OR LIABILITY OR INJURY TO THIRD PERSONS) ARISING OUT OF THIS PLAN OR THE USE OF EQUIPMENT OR PRODUCTS OR ABBOTT’S NON-WILLFUL FAILURE TO SUPPLY EQUIPMENT AND PRODUCTS HEREUNDER.

10.	Customer acknowledges that Products purchased hereunder are not for resale or distribution to any third party. Customer agrees not to resell Products on a retail basis. At Abbott’s request, Customer will permit Abbott to review Customer’s records to verify compliance with this “own use” requirement. Further, Customer represents and warrants that Customer shall use Equipment and Product only for business purposes and not for personal, household or family use. Customer represents and warrants that Customer shall use Equipment and Product only in accordance with the operator’s manual and/or instructions for use provided by Abbott for use with such Equipment and Product.

11.	Force Majeure. None of Customer, Abbott or PSS shall not be liable for any failure to perform hereunder (other than the payment of money) due to strikes (legal or illigal), lockouts, fires, floods, or water damage, riots, government acts or orders, interruption of transporation, inability to obtain material upon reasonable prices or terms, or any other causes beyond its control.

12.	By signing and accepting this Plan, Customer acknowledges that prior to the execution of this Plan, Abbott and PSS offered to sell Products to Customer, and/or sell or lease the Equipment to Customer, seprately, and that Customer has declined those offers, and accepted the terms of this Plan instead.

13.	This Plan is only complete and in effect, including any addenda or modifications made to this Plan, if accepted and signed by a duly authorized signatory from Abbott. Any modification made to this Plan by the Customer including, but not limited to, handwritten changes whether on this document or through a Price Exhibit, an Addendum or an Amendment, shall constitute a counteroffer by the Customer to Abbott. Abbott reserves the right to accept, reject or make a counteroffer to Customer with alternative language that is deemed acceptable by Abbott. Abbott will use commercially reasonable efforts to reach an agreement with the Customer on any reasonable modifications requested in the Customer’s counteroffer. If Customer makes any modifications to this Plan, as stated above, such Plan shall not be deemed a valid and binding agreement and shall automatically become a working draft to be used by both parties to reach terms for a definitive purchasing agreement.

AGREED TO AND ACCEPTED THIS:

CUSTOMER:	ABBOTT LABORATORIES INC.:
Signature/Date:________________________ Print Name/Title: ______________________	Signature/Effective Date:_______________________ Print Name/Title:__________________________

EQUIPMENT TERMS AND CONDITIONS EXHIBIT

1.     Place of Equipment

For the term of this Plan, Customer shall use the Equipment only at Customer’s address specified in this Plan and Customer shall not remove, transfer, or alter the Equipment without Abbott’s prior written consent.

2.     Installation and Servicing of the Equipment

2.1	Only Abbott or Abbott-appointed personnel shall service, alter or replace the Equipment and/or any accessories therefore which are necessary to keep the Equipment in good working order, excluding items which require replacement with normal use.

2.2	Customer shall reimburse Abbott or pay for the entire cost of repairing any damage or alteration to the Equipment caused by Customer, its employees, agents, or contractors or by any service performed by unauthorized personnel. Abbott shall determine such cost.

2.3	Customer shall use only Abbott reagents, test strips, calibrators, iSTAT® cartridges cartridge verification kits, and accessories on the Equipment during the term of this Plan.

3.     Service Considerations of Equipment

3.1	On-site service coverage is Monday — Friday, 8:30 a.m. — 5:00 p.m. (excluding holidays). The standard service program includes a maximum number of annual on-site service calls per Equipment platform: AxSYM®: six (6) service calls; IMx®: three (3) service calls; TDx® /TDxFLx®: three (3) service calls; ADx®: three (3) service calls; for ARCHITECT® i2000, ARCHITECT® i4000 and Aeroset®, Abbott reserves the right to establish a maximum number of annual on-site service calls and amend this Plan to include this maximum. Service calls beyond the annual limit will be invoiced at a set charge of six hundred dollars ($600.00) per call. For i-STAT® Equipment, technical support on service issues can be reached at 1-800-366-8020.

3.2	Service coverage includes all parts (excluding consumables and disposables), travel, and labor.

3.3	If the Equipment being maintained has preventative maintenance requirements, the procedures will be performed during the service call.

3.4	Customer agrees to perform all required operator maintenance as listed in the applicable Abbott operator’s manual. If it is determined by Abbott that Customer failed to perform required maintenance, Abbott reserves the right to charge Customer, and Customer agrees to pay for any resulting service calls at Abbott’s current published time and material service rates. If Customer requires a service call to provide and/or replace any consumable parts, they will be charged, and Customer agrees to pay for the call at Abbott’s current published time and material service rate.

4.     Title to the Equipment

4.1	Abbott is the owner of, and retains title to, the Equipment except to the extent of Equipment purchases required under Section 5 Risk of Loss or affected under paragraph 4.4 of this section. These terms and conditions shall terminate automatically with respect to any such Equipment purchased by Customer.

4.2	Customer shall not permit or suffer any attachment, encumbrance, lien, or security interest to be filed against Equipment, shall promptly notify Abbott if any of the foregoing is filed or claimed, and shall indemnify Abbott for any loss or damage including attorneys’ fees resulting from any of the foregoing.

4.3	Customer authorizes Abbott and its agents to execute on Customer’s behalf and to file UCC financing statement(s) describing any Equipment provided to Customer under this Plan, including any replacement or substitutions thereof, and amendment(s) to such financing statements(s) and ratifies any such financing statement(s) or amendment(s) filed prior to the date of the Plan.

4.4	Customer may, at any time, purchase the Equipment from Abbott upon terms and conditions of sale established by Abbott.

5.     Risk of Loss

So long as Abbott retains title to the Equipment pursuant to Paragraph 4.1, above, Abbott shall be responsible for any loss or damage resulting from the use of the Equipment in accordance with the package inserts, operator manuals and other technical documents provided to Customer by Abbott; however, if such loss or damage is due to Customer’s negligence of willful misconduct or the performance of service by personnel not authorized by Abbott, including, but not limited to, improper storage, unauthorized transfer or removal of Equipment or unsecured or inconsistent power supply, unauthorized modification or misuse or failure to comply with installation operational and maintenance requirements and specifications, all as set forth in the package inserts and operators manual and other technical documents provided to Customer by Abbott, then Customer is responsible for such loss or damage, and if Abbott determines the damaged Equipment is irreparable, Customer shall pay Abbott the then-current catalog trade price for such Equipment less depreciation determined on a ten (10) year straight line basis (prorated monthly) and, thereupon, Customer will own such Equipment “AS IS” with all faults and defects. Additionally, Customer shall be responsible for any loss or damage to Equipment due to flooding, fire or other natural disasters.

6.     Labels

Customer shall not remove any labels, symbols or serial numbers that are or may be affixed to any items of Equipment, except as required or approved by Abbott in writing.

7.     Taxes

Unless Customer is fully exempt from all taxes, Customer shall pay all taxes, federal, state and local, which may be imposed upon use, possession, ownership, or lease of Equipment. Customer shall reimburse Abbott for any such taxes paid by Abbott.

8.     Landlord’s Waiver

Unless Customer owns the facility (and any other facility to which the Equipment may be transferred with Abbott’s prior written consent), Customer shall, upon Abbott’s request, furnish a waiver signed by Customer’s landlord by which the landlord waives all rights to seize, possess or withhold any item of the Equipment by reason of Customer’s failure to pay its rent to the landlord.

9.     Redelivery and Renewal

Upon at least ninety (90) days written notice to Abbott prior to the expiration of the initial or any renewal term of this Plan, Customer shall advise Abbott of Customer’s intention to return the Equipment to Abbott at the end of the initial or renewal term of this Plan. The Customer shall return the Equipment freight and insurance prepaid, to Abbott in good repair, condition and working order, ordinary wear and tear excepted, in a manner and to a location designated by Abbott. IF CUSTOMER FAILS TO RETURN THE EQUIPMENT AS PROVIDED HEREIN, THIS PLAN SHALL RENEW FOR ADDITIONAL TERMS OF TWELVE (12) MONTHS EACH.

10.     Equipment Shipping Charges

Customer acknowledges and agrees that Abbott shall invoice Customer directly for Equipment shipping charges and Customer shall pay such invoice within 30 days of receipt of such invoice.

11.     These Equipment Terms and Conditions are hereby incorporated into and made part of this Plan.

________________ Customer Initial

IMMUNOASSAY PRICE EXHIBIT
ABBOTT DIAGNOSTICS DIVISION, ABBOTT LABORATORIES INC., D-943 AP6C, 100 ABBOTT PARK ROAD,ABBOTT PARK, ILLINOIS 60064-6095

Shipping Address ("Customer"):	Billing Address:
Name	Name
Address	Address
City, State, ZIP	City, State, ZIP
Number of Doctors/Beds	Phone
Customer Number (s)	Purchase Order No.
National Account Affiliation:	Sales Rep / Territory
Customer Point of Contact	Contract Term

Customer Equipment commitment

Type	Quantity	AOE/COE*	PO Number (as required)

*Abbott Owned Equipment / Customer Owned Equipment

Customer Product Commitment
Some Products listed herein are currently not available for sale ("Unavailable Products"). The Unavailable Products are listed on the last page of this Price Exhibit.

List No.	Product**	Qtr.Volume	Price per Unit	Quarterly $	Comment

Purchase Committment

** As applicable, if Equipment Usage Fee line item(s) appear above and contain a dollar amount in "Quarterly $" column, Customer agrees to pay the Equipment Usage Fee as a separate charge each month. If the Equipment Usage Fee line item(s) show no dollar amount, Customer has elected to have the Equipment Usage Fee included in Product price per unit.

Additional New Products
List Products that are not listed above. Products will be applied to Purchase Commitment of the Agreement.

List No.	Product**	Qtr.Volume	Price per Unit	Quarterly $

Unavailable Products
 The following Products are currently unavailable. The volume Commitment and prices will become applicable upon Product availability. Unavailable Products are not applied to the Purchase Commitment of the Agreement..

List No.	Product**	Qtr.Volume	Price per Unit

Equipment Shipping Charges				Sample Segment Kit (AxSYM)
Equipment	Quantity	Charge (each)	Charge (total)	Type	List No.	No.of
Architect i2000		$1,700		Primary	6C74-02
Architect i2000 SR		$1,700		Aliquot	6C73-02
AxSYM Plus		$1,600		Sample Cup	9A74-02
AxSYM		$1,600		Multi Segment	5C79-01
ADx		$300		Total (No more than 4 kits)
IMx		$300
TDx/FLx		$300
Quantum II		$50		Waste Option (AxSYM)
Qwik Wash		$15		Type	List No.	(x)
Flexible Pippetting Center		$410		Standard	N/A
Parallel Processing Center		$200		Extended	4B09-01
Dynamic Incubator		$100
Total

Usage Charges

Instrument	Equipment	Service	Monthly Usage Charge
Architect i2000	$1,400	$1,100	$2,500
Architect i2000 SR	$1,200	$1,050	$2,250
AxSYM Plus	$345	$680	$1,025
AxSYM Classic	$305	$680	$985
IMx / ADx / TDx / FLx	$100	$100	$200
FPC	$390	$100	$490
PPC	$350	$140	$490

AGREED TO AND ACCEPTED THIS:
_________________________________________
CUSTOMER:

DRAFT - NOT FOR CUSTOMER SIGNATURE

Signature/Date: _____________________________________

Print Name/Title: ___________________________________

 _______________________________________________________
 ABBOTT LABORATORIES INC. DIAGNOSTIC DIVISION

 Signature/Date:_______________________________________

 Print Name/Title: ____________________________________

EXHIBIT 3.3(b)

AUDIT PROCEDURES

        Pursuant to Article 3: Upon PSS’s receipt of written notice from Abbott of at least five (5) business days prior notice, PSS shall permit Abbott internal auditors or its third party designee access to each facility where Product is stored in order to verify that storage conditions consistent with product requirements and labeling are being met, provided that any such audit shall not exceed five (5) business days. PSS agrees to maintain an adequate inventory record system capable of tracing the receipt, storage, resale and ultimate disposition of Product. PSS agrees to permit said auditors access to various books, records, files and other materials pertaining to the resale, transfer or exchange of Products and agrees to make such records, files and other materials available for inspection during regular business hours by Abbott or its designee. PSS shall permit Abbott to conduct such audits once per calendar year per distribution site except that Abbott may conduct such audits once per calendar quarter in so far as they have a reasonable concern that (a) sales records and/or chargeback requests reported to Abbott by PSS may contain errors whether intentional or unintentional (b) a PSS facility has sold, transferred or exchanged Product to customers other than those authorized or, (c) a PSS facility has stocked or is stocking non-excluded Competitive Product.

        Abbott or its designated auditors shall treat all information gathered or observed during such audits as confidential as previously defined in this agreement.

EXHIBIT 3.4(a)

PURCHASE PRICES

[***************************************]

EXHIBIT 3.5(c)

SHIPPING CHARGES AND DISCOUNTS

Weekly Free Freight Order

  Each week every branch may place a stock order that ships to the branch without freight charges. There is no minimum value for the order.

  All free freight orders ship by a refrigerated truck and take three to five business days to deliver.

  All refrigerated truck deliveries should be counted and inspected. If there is any damage to the stretch-wrap, document the damage when the packages/delivery is signed for. Call Distributor Service the same day you receive the delivery to document the situation.

Shipping Charges

  Orders shipped directly to PSS customers are charged shipping.

  Any order shipping to a PSS branch that is not part of a weekly free freight order will be charged shipping.

  Shipping charges are based on the weight of each order.

  Current Rates are in the attached Tables, these rates are subject to change without notice and not fixed by this Agreement.

[**************************************************************************]

Also please refer to PSS Branch Leader Manual for Abbott Products

These rates are subject to change without notice and are not guaranteed with this Agreement.

EXHIBIT 3.5(d)

RETURNED GOODS (DISTRESSED INVENTORY) POLICY

  All credit requests must be called into Distributor Service: 800-872-1387.

  Do not create a Vendor Charge Back (VCB). Abbott does not accept VCB's.

  Product returns must be authorized by and returned to Distributor Service. Call Distributor Service to document the situation and authorize the credit, replacement or return. 800-872-1387.

Also please refer to PSS Branch Leader Manual for Abbott Products

EXHIBIT 3.6

PSS CURRENT DISTRIBUTION CENTERS

PHYSICIAN SALES & SERVICE, INC.
4345 Southpoint Boulevard, Jacksonville, Florida 32216 (904)332-3000
Accounting (904)332-3305/Fax (904)332-3070 IT (904)332-3300/Fax (904)332-3200 CED (904)332-3369/Fax (904)332-3207 CCD (904)332-3093/
Fax (904)332-3162 Marketing (904)332-3310/Fax (904 332-3205 OPS (904)332-3146/Fax (904)380-4507 A/P (904)332-3315/Fax (904)332-3217
HR (904)332-3320/Fax (904)332-3213 Volume Purchasing Dept. (904)260-3282/Fax (904)260-1495     Pharmacy Depot (949)250-3067/Fax (949)250-3088

(904)332-3042	Gary Corless, President		(904)380-4507(F)
(904)332-3146	Deborah Johansen, Assistant
(904)332-3329	Eric Miller, Vice President, Finance		(904)332-3214(F)
(904)332-3270	Brad Hilton, Senior Vice President, Operations	Deborah Johansen - Assistant	(904)380-4507(F)
(904)332-3061	Joanie Booker, Vice President, Operations	Susan Scott, Assistant	(904)332-3172(F)
(904)332-3039	Eddie Dienes, National Vice President, Sales	Susan Scott, Assistant	(904)332-3172(F)
(904)332-3189	Scott Helfrich, Vice President, Strategic Sales	Jessie Ahrens, Assistant	(904)332-3144(F)
(904)332-4145	Bob Gibson, Vice President, Marketing	Deborah Hampton, Assistant	(904)332-3207(F)
(904)332-3045	Bob McCart, Vice President, Corporate Accounts	Karol Bowers, Assistant	(904)332-3190(F)
(904)332-4157	Steve Martin, Vice President, Vendor Relations		(904)332-3204(F)

(904)332-3459 (904)332-3040	MID-AMERICA REGION Jim Evans, VP Operations Susan Scott, Assistant		(904)332-3172(F)
PSS BIRMINGHAM(15) 602 Cahaba Valley Circle Pelham, AL 35124 (205)985-8800 FAX (205)985-4300 Chris Day(G) Mike Hallman(O)	PSS HEARTLAND(54) Sales Office 6818 Grover St. #301B Omaha, Nebraska 68106 (402)398-5441 FAX (402)398-5431 Cliff Ira(S) Tom McClure(O)	PSS LITTLE ROCK(22) Sales Office 1515 Bowman Road, Suite F Little Rock, AR 72211 (501)228-6981 FAX (501)219-1644 Brian Daniels(S) Tim Diver(O)	PSS SAN ANTONIO(29) 4646 Perrin Creek, #280 San Antonio, Texas 78217 (210)655-4009 FAX (210)655-4399 Phillip Wood(S) Rick Graham(O)
PSS CHICAGO (53) 1450 N. McLean Blvd. Elgin, IL 60123 (847)760-3500 FAX (847)429-9772 Greg Cressman(S) Tim Lyons(O)	PSS HOUSTON (27) 15550 Vickery Dr., Suite 200 Houston, TX 77032 (281)765-3100 FAX (281)765-3145 Clint Bennett(G) Anthony Conner(O)	PSS MEMPHIS (21) 5950 Freeport Avenue, Ste 109 Memphis, TN 38141 (901)366-3100 FAX (901)366-3295 Jeremy Ross(S) Tim Diver(O)	PSS ST. LOUIS (48) 11877 Adie Road Maryland Hgts, MO 63043 (314)991-0084 FAX (314)991-4402 John Osdieck(S) Ted Hirsch(O)
PSS DALLAS (25) 1419 Dunn Drive Carrollton, Texas 75006 (972)245-0908 FAX (972)446-4325 Lee Majerus(G) Tim Browning(O)	PSS JACKSON(20) Sales Office 173 E. Market Ridge Ridgeland, MS 39157 (601)856-5900 FAX(800)827-2002 Terry Hartley(S) Tim Diver(O)	PSS MINNEAPOLIS (57) 141 Cheshire Lane, Ste 700 Minneapolis, MN 55441 (763)559-3333 FAX(763)476-1438 Eric Kindgren(S) Arlene Dickey(O)	PSS TULSA (34) 2349 West Vancouver Broken Arrow, Oklahoma 74012 (918)251-7778 FAX (918)251-7999 Bryan Massey(S) Scott Nall(O)
PSS HEARTLAND (47) 14601 West 112th Street Lenexa, KS 66215 (913)491-3337 FAX (913)491-3383 Cliff Ira(G) Tom McClure(O)	PSS LAFAYETTE (73) 3130 N.E. Evangeline Thruway Lafayette, LA 70507 (337)237-5049 FAX (337)237-5866 Nick Pecoraro(G) Cyndi Aszklar(O)	PSS NEW ORLEANS (16) 5600 Jefferson Highway W4#150 New Orleans, LA 70123 (504)733-0223 FAX (504)733-4511 Nick Pecoraro(G) Josh Horton(O)	PSS WEST TEXAS (70) 530 32nd Street Lubbock, Texas 79404 (806)765-6270 FAX (806)765-6273 Brad Heitzmann(S) Victor Mondragon(O)

(904)332-3131 (904)332-3235 (502)810-2875 or (904)332-8056	NORTHERN REGION Mark Steele,Regional VP Lee Huffman, VP Operations Sandy Woody, Assistant		(502)810-9145(F)
PSS BALTIMORE/ WASHINGTON (41)Sales Office 7520 Connelly Drive, Suite B Hanover, MD 21076 (410)582-9542 FAX (410)582-9560 Mike Scott(S) Steve Tarantino(O)	PSS LOUISVILLE (56) 5150 Interchange Way, Suite B Louisville, KY 40229 (502)810-2800 Fax (502)810-9145 Richard Shadwick(S) Robert Ozenbaugh(O)	PSS NORFOLK(39)Sales Office 206 Research Drive, Suite 103 Chesapeake, VA 23320 (757)547-0217 FAX (757)547-0216 Billy Boros(S) Steve Tarantino(O)	PSS ROCHESTER (63) 3335 Brighton Town Line Road Rochester, NY 14623 (585)427-8240 FAX (585)427-7933 Jim MacKenzie(S) Julie Byrne (0)
PSS CINCINNATI(43)Sales Office 11121 Kenwood Road Cincinnati, OH 45242 (513)985-0525 FAX (513)985-0236 Kelly Guerin(S)Robert Ozenbaugh(O)	PSS MID ATLANTIC (59) 208 Passaic Avenue Fairfield, New Jersey 07004 (973)775-8600 FAX (973)775-8521 Jeff Plumb(G) 8359 Jeff Cavaliere(S) 8259 Patrick Dunigan(S) 8267	PSS PITTSBURGH (60) 1030 McKee Road Oakdale, PA 15071 (412)494-7610 FAX (412)494-7620 Mark McKenna(S) Dave Lamb(O)
PSS CLEVELAND (72) 2003-3 Case Parkway South Twinsburg, OH 44087 (330)425-3832 FAX (330)425-3836 Tim Buchanan(S) John Hollis(O)	PSS NEW ENGLAND (58) Wareham Industrial Park, #4 Thacher Lane Wareham, MA 02571 (508)291-2800 FAX (508)291-2392 John Brophy(S) Steve Kiewiet(O)	PSS RICHMOND (45) 1950 Ruffin Mill Road Colonial Heights, VA 23834 (804)253-1500 FAX (804)253-9230 Billy Boros(S) Steve Tarantino(O)

(904)332-3009 (904) 332-3381 (904) 332-3055	SOUTHERN REGION Tom Fitzgerald, Regional VP Nick Stark, VP Operations Priscilla Green, Assistant		(904) 332-3349 (F)
PSS ATLANTA (11) 4105 Royal Drive, Suite 600 Kennesaw, Georgia 30144 (678)813-4000 FAX (678)813-4195 Lee Smith(G) Steve Brooks(O)	PSS COLUMBIA(14)Sales Office 8901 Farrow Road, Suite 104 Columbia, South Carolina 29203 (803)865-0074 FAX (803)699-5227 Mike Bliss(S) Matt Reid(O)	PSS KNOXVILLE(23)Sales Office 3010 Industrial Parkway East Knoxville, TN 37921 (865)546-7771 FAX (865)523-1476 Keith Dell(G) Steve Brooks(O)	PSS ST. PETERSBURG (02) 9843 18th Street N. #1200 St. Petersburg, FL 33716 (727)577-4387 FAX (727)577-4767 Joe Kelliher(S) Bill Keller(O)
PSS CAROLINAS (31) 6701 Northpark Blvd, Suite A. Charlotte, N.C. 28216 (704)916-3800 FAX (704)916-3995 Richard Bigham(S) Matt Reid(O)	PSS FLORIDA (06) 9695 Delegates Drive, Suite 503 Orlando, FL 32837 (407)563-5770 FAX (407)563-5799 Bill Alexander(S) 8206 Bill Goyette(S) 8208 Jeff Lavelle(O) - 8306	PSS RALEIGH(32)Sales Office 533 Dynamic Drive Garner, NC 27529 (919)773-2006 FAX (919)773-3798 Jeff Perkinson(S) Matt Reid(O)	PSS TALLAHASSEE(04)Sales Office 2735 Power Mill CT. Tallahassee, Florida 32301 (850)422-3800 FAX (850)422-3807 Steve Shavlik(S) Mike Weise(O)
PSS CHATTANOOGA(18)Sales Office 3720 Amnicola Highway, Suite 131 Chattanooga, Tennessee 37406 (423)894-8872 FAX (423)698-4960 Keith Dell(G) Steve Brooks(O)	PSS JACKSONVILLE (01) 7018 A.C. Skinner Parkway, #220 Jacksonville, Florida 32256 (904)380-5900 FAX (904)281-0752 Jeff Lott(S) Mike Weise(O)	PSS ROANOKE (71) 1549 Lynn Brae Dr. Roanoke, VA 24012 (540)342-2633 FAX (540)342-2470 Michael Roberts(S) Jerome Frederick(O)

(904)332-3128 (904)332-4644 (904)332-4699	WESTERN REGION Jay Monaco, Regional VP David Marriott, VP Operations Katina Etheredge, Assistant		(407)540-9509 (F)
PSS DENVER (50) 11175 East 55th Avenue, #106 Denver, CO 80239 (303)375-7774 FAX (303)373-1607 Aaron Rhoades(S) Bill Randolph(O)	PSS PACIFIC NORTHWEST (69) 1704 B Street, Suite 120 Auburn, WA 98001 (253)929-1700 FAX (253)929-1795 Mark Bluem(S) Danny Rich(O)	PSS PORTLAND(38)Sales Office 5227 NE 152nd Place Portland, OR 97230 (503)253-6404 FAX (503)253-0730 Eddie Lamotta(S) Danny Rich(O)	PSS SAN DIEGO(28)Sales Office 9520 Chesapeake Drive, #605 San Diego, California 92123 (858)292-1758 FAX(858)292-1670 Robbie Siegel(S) 8255 Andy Woods(O) 8328
PSS HAWAII (81) 99-1434 Koaha Place Aiea, HI 96701 (808)488-2666 FAX (808)488-0923 Debby Simpliciano(G)	PSS PHOENIX (33) 3103 E. Broadway Rd. #100 Phoenix, Arizona 85040 (602)232-4899 FAX(602)232-4876 Brad Sinclair(S) Gil Howie(O)	PSS SALT LAKE CITY (66) 3044 South 1030 West Salt Lake City, UT 84119 (801)977-0848 FAX (801)908-0562 Greg Dorius(S) Nora Lasky(O)	PSS SOUTHERN CALIFORNIA (28) 1938 Malvern Avenue Fullerton, CA 92833 (714)459-4000(P) (714)459-4095 FAX Jeff Woodroof(S) 8228 Dan Murphy(S) 8264 Robbie Siegel(S) 8255 Andy Woods(O) 8328
PSS NORTHERN CALIFORNIA (49) 20991 Cabot Blvd Hayward, California 94545 (510)785-1790(P) (510)785-7322 FAX Jon Ashworth(S) 8228 Scott Hebisen(O) Randy Stader (S) 7875

Note: Unless specified above, in order to leave a message for any leader in corporate voicemail, dial 83 + Branch # for Ops Leaders, and dial 82 + Branch # for Sales Leaders. Dial 10 + Branch # to get main office. 10/06/03

EXHIBIT 3.9

ABBOTT DIAGNOSTICS
PRODUCT COMPLAINT FORM

DATE____/_____/

DISTRIBUTOR INFORMATION:

Company Name ________________________________________Abbott
Customer Number ______________________________Representative
Name _________________________________Representative
Name _________________________________

ACCOUNT INFORMATION:

Name ________________________________________________Street
Address ______________________________________City
________________________State____Zip Code_______

Phone ___________________

Contact Name ________________________________________

PRODUCT INFORMATION:

Description ____________________________List #__________________Date of Complaint _______/______/Serial
Number __________________________or Lot Number ___________________________Nature
of Complaint __________________________________________________________________________

Call the appropriate Abbott Diagnostics Customer Support Center to report product concerns or questions. If the Support Center is not available, the Distributor Representative must complete all areas of this form and FAX it to the appropriate Customer Support Center. A customer Support Specialist will call the account between 7:30am and 6:00pm Central time.

Customer Support Center	1-800-#	FAX
Cell-Dyn	1-800-235-5396	1-408-982-4866
IMx/Spectrum	1-800-527-1869	1-214-518-7476
Vision/TestPack	1-800-323-9100	1-708-938-6255

Abbott LaboratoriesDept.
34G, Bldg. AP6CCustomer
Support Center

100 Abbott Park Road, Abbott Park, IL 60064-3500

004.370277.1

EXHIBIT 3.12(b)

EXCLUDED COMPETITIVE PRODUCTS

[**************************************************************************]

EXHIBIT 9.11

ALTERNATIVE DISPUTE RESOLUTION

The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to either party’s rights and/or obligations under this Agreement. To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a party first must send written notice, as provided in Section 9.8 of the Agreement, of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, if the parties fail to meet within such twenty-eight (28) days, or if the parties have not agreed in writing to extend the time for good faith negotiations beyond the twenty-eight (28) day period, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1.	To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR, including the specific provisions of the Agreement in issue. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.	Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

(a)	The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

(b)	Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c)	Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d)	If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, excluding any candidate deemed by a party to have conflicts. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) — 2(d) shall be repeated.

3.	No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, unless otherwise agreed to in writing by the parties, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4.	At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

(a)	a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b)	a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)	a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d)	a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) — 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5.	The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a)	Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

(b)	Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c)	The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)	Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)	Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6.	Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.	The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8.	The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)	If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b)	If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.	The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable (except in the case of fraud or bad faith on the part of the neutral), and may be entered as a final judgment in any court having jurisdiction.

10.	Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information (except for information contained in exhibits or testimony that is already public or later becomes public through no fault of the parties or which is lawfully disclosed to a party through an independent third party). The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.